                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

             -------------------------------------------------------
                               (Amendment No. 3)*


                             GENERAL MARITIME CORP.
             -------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.01 PAR VALUE
             -------------------------------------------------------
                         (Title of Class of Securities)


                                   Y2692M 10 3
             -------------------------------------------------------
                                 (CUSIP Number)


                                  APRIL 1, 2004
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)
         [X]  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                                              Page 1 of 11 Pages

CUSIP No. Y2692M 10 3

--------------------------------------------------------------------------------------------------
1.       Names of Reporting Persons.                                            CHARLES DAVIDSON
         I.R.S. Identification Nos. of Above Persons (entities only)


--------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                (a) [ ]
         (See Instructions)                                                              (b) [ ]


--------------------------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------------------------
4.       Citizenship or Place of Organization                                             U.S.A.


--------------------------------------------------------------------------------------------------
         Number of Shares           5.      Sole Voting Power                                  0
         Beneficially               --------------------------------------------------------------
         Owned by Each              6.      Shared Voting Power                        3,113,649
         Reporting                  --------------------------------------------------------------
         Person With                7.      Sole Dispositive Power                             0
                                    --------------------------------------------------------------
                                    8.      Shared Dispositive Power                   3,113,649
--------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person                  3,113,649


--------------------------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                                   [ ]


--------------------------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                                    8.2%


--------------------------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)                                          IN


--------------------------------------------------------------------------------------------------



                                                              Page 2 of 11 Pages

CUSIP No. Y2692M 10 3

--------------------------------------------------------------------------------------------------
1.       Names of Reporting Persons.                                              JOSEPH JACOBS
         I.R.S. Identification Nos. of Above Persons (entities only)


--------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                               (a) [ ]
         (See Instructions)                                                             (b) [ ]


--------------------------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------------------------
4.       Citizenship or Place of Organization                                            U.S.A.


--------------------------------------------------------------------------------------------------
         Number of Shares           5.      Sole Voting Power                                 0
         Beneficially               --------------------------------------------------------------
         Owned by Each              6.      Shared Voting Power                       3,113,649
         Reporting                  --------------------------------------------------------------
         Person With                7.      Sole Dispositive Power                            0
                                    --------------------------------------------------------------
                                    8.      Shared Dispositive Power                  3,113,649
--------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person                 3,113,649


--------------------------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                                  [ ]


--------------------------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                                   8.2%


--------------------------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)                                         IN


--------------------------------------------------------------------------------------------------


                                                              Page 3 of 11 Pages

CUSIP No. Y2692M 10 3


--------------------------------------------------------------------------------------------------

1.       Names of Reporting Persons.                                          WEXFORD CAPITAL LLC
         I.R.S. Identification Nos. of Above Persons (entities only)


--------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                 (a) [ ]
         (See Instructions)                                                               (b) [ ]


--------------------------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------------------------
4.       Citizenship or Place of Organization                                         CONNECTICUT


--------------------------------------------------------------------------------------------------
         Number of Shares           5.      Sole Voting Power                                   0
         Beneficially               --------------------------------------------------------------
         Owned by Each              6.      Shared Voting Power                         3,113,649
         Reporting                  --------------------------------------------------------------
         Person With                7.      Sole Dispositive Power                              0
                                    --------------------------------------------------------------
                                    8.      Shared Dispositive Power                    3,113,649
--------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person                   3,113,649


--------------------------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                                    [ ]


--------------------------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                                     8.2%


--------------------------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)                                           CO


--------------------------------------------------------------------------------------------------


                                                              Page 4 of 11 Pages

CUSIP No. Y2692M 10 3


--------------------------------------------------------------------------------------------------
1.       Names of Reporting Persons.                                      GENMAR ALEXANDRA, LLC
         I.R.S. Identification Nos. of Above Persons (entities only)


--------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                               (a) [ ]
         (See Instructions)                                                             (b) [ ]


--------------------------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------------------------
4.       Citizenship or Place of Organization                                          DELAWARE


--------------------------------------------------------------------------------------------------
         Number of Shares           5.      Sole Voting Power                                 0
         Beneficially               --------------------------------------------------------------
         Owned by Each              6.      Shared Voting Power                       1,265,998
         Reporting                  --------------------------------------------------------------
         Person With                7.      Sole Dispositive Power                            0
                                    --------------------------------------------------------------
                                    8.      Shared Dispositive Power                  1,265,998
--------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person                 1,265,998


--------------------------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                                  [ ]


--------------------------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                                   3.4%


--------------------------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)                                         CO


--------------------------------------------------------------------------------------------------

                                                              Page 5 of 11 Pages

CUSIP No. Y2692M 10 3


--------------------------------------------------------------------------------------------------
1.       Names of Reporting Persons.                                            GENMAR II, LLC
         I.R.S. Identification Nos. of Above Persons (entities only)


--------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                              (a) [ ]
         (See Instructions)                                                            (b) [ ]


--------------------------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------------------------
4.       Citizenship or Place of Organization                                         DELAWARE


--------------------------------------------------------------------------------------------------
         Number of Shares           5.      Sole Voting Power                                0
         Beneficially               --------------------------------------------------------------
         Owned by Each              6.      Shared Voting Power                      1,847,651
         Reporting                  --------------------------------------------------------------
         Person With                7.      Sole Dispositive Power                           0
                                    --------------------------------------------------------------
                                    8.      Shared Dispositive Power                 1,847,651
--------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person                1,847,651


--------------------------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                                 [ ]


--------------------------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                                  4.9%


--------------------------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)                                        CO


--------------------------------------------------------------------------------------------------


                                                              Page 6 of 11 Pages

CUSIP No. Y2692M 10 3


--------------------------------------------------------------------------------------------------

1.       Names of Reporting Persons.                                         EQUILI COMPANY L.P.
         I.R.S. Identification Nos. of Above Persons (entities only)


--------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                (a) [ ]
         (See Instructions)                                                              (b) [ ]


--------------------------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------------------------
4.       Citizenship or Place of Organization                                           NEW YORK


--------------------------------------------------------------------------------------------------
         Number of Shares           5.      Sole Voting Power                                  0
         Beneficially               --------------------------------------------------------------
         Owned by Each              6.      Shared Voting Power                                0
         Reporting                  --------------------------------------------------------------
         Person With                7.      Sole Dispositive Power                             0
                                    --------------------------------------------------------------
                                    8.      Shared Dispositive Power                           0
--------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person                          0


--------------------------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                                   [ ]


--------------------------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                                      0%


--------------------------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)                                          PN


--------------------------------------------------------------------------------------------------



                                                              Page 7 of 11 Pages

CUSIP No. Y2692M 10 3


--------------------------------------------------------------------------------------------------
1.       Names of Reporting Persons.                                      EQUILI COMPANY II, L.P.
         I.R.S. Identification Nos. of Above Persons (entities only)


--------------------------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group                                 (a) [ ]
         (See Instructions)                                                               (b) [ ]


--------------------------------------------------------------------------------------------------
3.       SEC Use Only


--------------------------------------------------------------------------------------------------
4.       Citizenship or Place of Organization                                            NEW YORK


--------------------------------------------------------------------------------------------------
         Number of Shares           5.      Sole Voting Power                                   0
         Beneficially               --------------------------------------------------------------
         Owned by Each              6.      Shared Voting Power                                 0
         Reporting                  --------------------------------------------------------------
         Person With                7.      Sole Dispositive Power                              0
                                    --------------------------------------------------------------
                                    8.      Shared Dispositive Power                            0
--------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person                           0


--------------------------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes
         Certain Shares (See Instructions)                                                    [ ]


--------------------------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9                                       0%


--------------------------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)                                           PN


--------------------------------------------------------------------------------------------------


                                                              Page 8 of 11 Pages

This Amendment No. 3 to Schedule 13G modifies and supplements the Schedule 13G initially filed with the Securities and Exchange Commission (the "Commission") on June 18, 2001 (as amended by Amendment No. 1 filed with the Commission on June 20, 2002, and Amendment No. 2 filed with the Commission on December 18, 2003, the "Statement") with respect to the Common Stock, $0.01 par value per share (the "Common Stock"), of GENERAL MARITIME CORPORATION, a Republic of Marshall Islands corporation (the "Company"). Except to the extent supplemented by the information contained in this Amendment No. 3, the Statement, as amended as provided herein, remains in full force and effect. Capitalized terms used herein without definition have the respective meanings ascribed to them in the Statement.


Item 4.  Ownership

         (a)      Amount Beneficially Owned:

                  Charles Davidson          -     3,113,649
                  Joseph Jacobs             -     3,113,649
                  Wexford Capital LLC       -     3,113,649
                  Genmar Alexandra, LLC     -     1,265,998
                  Genmar II, LLC            -     1,847,651
                  Equili Company, L.P.      -             0
                  Equili Company II L.P.    -             0

         The 3,113,649 shares of Common Stock beneficially owned by each of Mr. Davidson and Mr. Jacobs include the shares owned by the limited liability companies and limited partnerships set forth above (the "Wexford Entities"), each of which is controlled by Wexford Capital LLC, of which each of Mr. Davidson and Mr. Jacobs is a controlling member.

         (b)      Percent of Class
                  Charles Davidson          -     8.2%
                  Joseph Jacobs             -     8.2%
                  Wexford Capital LLC       -     8.2%
                  Genmar Alexandra, LLC     -     3.4%
                  Genmar II, LLC            -     4.9%
                  Equili Company, L.P.      -       0%
                  Equili Company II L.P.    -       0%

         (c)      Number of shares as to which such person has:
                  (i)      sole power to vote or to direct the vote:
                           Charles Davidson          -    0
                           Joseph Jacobs             -    0
                           Wexford Capital LLC       -    0
                           Genmar Alexandra, LLC     -    0
                           Genmar II, LLC            -    0
                           Equili Company, L.P.      -    0
                           Equili Company II L.P.    -    0


                                                              Page 9 of 11 Pages

                  (ii)     shared power to vote or to direct the vote:
                           Charles Davidson          -    3,113,649
                           Joseph Jacobs             -    3,113,649
                           Wexford Capital LLC       -    3,113,649
                           Genmar Alexandra, LLC     -    1,265,998
                           Genmar II, LLC            -    1,847,651
                           Equili Company, L.P.      -            0
                           Equili Company II L.P.    -            0

                  (iii)    sole power to dispose or direct the disposition of:
                           Charles Davidson          -    0
                           Joseph Jacobs             -    0
                           Wexford Capital LLC       -    0
                           Genmar Alexandra, LLC     -    0
                           Genmar II, LLC            -    0
                           Equili Company, L.P.      -    0
                           Equili Company II L.P.    -    0

                  (iv)     shared power to dispose or direct the disposition of:
                           Charles Davidson          -    3,113,649
                           Joseph Jacobs             -    3,113,649
                           Wexford Capital LLC       -    3,113,649
                           Genmar Alexandra, LLC     -    1,265,998
                           Genmar II, LLC            -    1,847,651
                           Equili Company, L.P.      -            0
                           Equili Company II L.P.    -            0


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported by the Parent Holding Company

         The 3,113,649 shares of Common Stock of the Company in respect of which this Amendment No. 3 to Schedule 13G is being filed are held directly by the Genmar Alexandra, LLC, a Delaware limited liability company and Genmar II, LLC, a Delaware limited liability company, each of which is controlled indirectly by Wexford Capital LLC.


Item 10. Certification

         By signing below, each of the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                                             Page 10 of 11 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated:   April 6, 2004
                                            /S/ CHARLES E. DAVIDSON
                                            -----------------------
                                            CHARLES E. DAVIDSON


                                            /S/ JOSEPH M. JACOBS
                                            --------------------
                                            JOSEPH M. JACOBS


                                            WEXFORD CAPITAL LLC

                                            By:  /S/ ARTHUR H. AMRON
                                                 -------------------
                                                 Name:  Arthur H. Amron
                                                 Title: Senior Vice President


                                            GENMAR ALEXANDRA, LLC

                                            By:  /S/ FREDERICK SIMON
                                                 -------------------
                                                 Name:  Frederick Simon
                                                 Title: Vice President


                                            GENMAR II, LLC

                                            By:  /S/ FREDERICK SIMON
                                                 -------------------
                                                 Name:  Frederick Simon
                                                 Title: Vice President


                                            EQUILI COMPANY L.P.

                                            By:  /S/ FREDERICK SIMON
                                                 -------------------
                                                 Name:  Frederick Simon
                                                 Title: Authorized Signatory


                                            EQUILI COMPANY II L.P.

                                            By:  /S/ FREDERICK SIMON
                                                 -------------------
                                                 Name:  Frederick Simon
                                                 Title: Authorized Signatory





                                                             Page 11 of 11 Pages